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                                                                   Exhibit 10(b)

September 21, 2005

                 AMENDMENT TO JOHN H LOWRY EMPLOYMENT AGREEMENT
                     WITH CATUITY INC. DATED APRIL 18, 2000

The Employment Agreement of John H Lowry dated April 18, 2000 with Catuity Inc. ("Agreement") is hereby amended, effective August 19, 2005 as follows. All terms and conditions in the Employment Agreement and the amendment to the Employment Agreement dated October 3, 2003 that have not been amended as part of this Amendment shall remain in full force and effect.

Section 2 (a) Salary - Base salary is $170,000 per year effective January 1, 2005. Base salary is subject to annual review by the President & CEO.

Section 2 (b) Cash Bonus - A cash bonus of $25,000 will be granted subject to the successful closing of the company's Australian capital raise of $A7MM. The bonus is in recognition of the significant additional work undertaken by Mr. Lowry in the past calendar year.

Section 2 (c) Stock Option and Restricted Stock Grant - Effective on the date that this Amendment is signed by Mr. Lowry, 10,000 option shares will be awarded that expire September 20, 2015, at a grant price equal to the lower of the closing price on NASDAQ on the day of signing or the 30 day average closing price as of the date of signing. The 10,000 options will vest over two years, 50% at the first anniversary of the date of signing and 50% at the second anniversary of the date of signing.

In addition, on the date Mr. Lowry signs this Amendment, 20,000 shares of restricted stock will be awarded to Mr. Lowry. His first 6,667 restricted shares will vest when the 30 day average closing price on is NASDAQ exceeds the capital raise price by a factor of 2 times (e.g. if the capital raise price is $7.50, the restriction lifts when the share price reaches $15). An additional 6,667 restricted shares will vest when the 30 day average closing price on NASDAQ exceeds 2.75 times of the capital raise price ($20.625). An additional, 6,666 restricted shares will vest when the 30 day average closing price on NASDAQ exceeds 3.50 times the capital raise price ($26.25). In the event Mr. Lowry voluntarily resigns or his employment is terminated by the Company for cause, all unvested restricted shares will be forfeited. However, the restricted shares will vest upon a change of control where the stock price on the last day of trading prior to the takeover is over US $10.00 and where executive loses his position.

Additionally, Mr. Lowry will be eligible for a 2006 bonus plan where if the company achieves positive EBITDA including the effect of bonuses, he will receive a restricted share bonus equal to 25% of salary. These shares will be granted based on the 30 day average closing price on NASDAQ for the last 30 trading days of 2006. The restrictions on these shares will lapse in one year. If the company has at least nine months operating positive cash flow at the time of the award, Mr. Lowry's may elect to receive 1/2 of the bonus amount ($21,250) in cash and reduce the restricted shares proportionally.

Mr. Lowry will be eligible to exchange his existing option shares in the May 2005 special option exchange approved by the Board for all employees.

In the event Mr. Lowry voluntarily resigns, retires, or his employment with Catuity is terminated by the Company (as defined in Section 3 of the Agreement) during the term of this Amendment, all vested options held as of the termination date will expire six (6) months following the date of termination. If Mr. Lowry's employment terminates due to death or incapacity due to disability (as defined in Section 3 (c) of the Agreement) during the term of this Amendment, his vested options will expire one (1) year from the date of termination. Any unvested options held as of the date of termination expire immediately without regard to the reason for termination.

Section 3 Term and Termination - The term of Mr. Lowry's Employment Agreement, as amended by this Amendment, will be extended to July 1, 2007.

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Signed: /s/ Alfred H. (John) Racine     Signed: /s/ John H. Lowry
        -----------------------------           --------------------------------
        Alfred H. John Racine                   John H. Lowry
        President & CEO                         CFO

Date Signed: September 30, 2005         Date Signed: September 28, 2005